Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-260652

Prospectus Supplement No. 1

(To Prospectus dated November 10, 2022)

Wallbox N.V.

This prospectus supplement updates, amends and supplements the prospectus dated November 10, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-260652). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information in the Form 6-K, filed with the SEC on November 10, 2022 (the “Form 6-K”), and Exhibit 10.1 thereto, which are set forth below. Exhibit 99.1 and Exhibit 99.2 to the Form 6-K shall not form part of this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Wallbox N.V.’s Class A Shares and Public Warrants are quoted on the New York Stock Exchange under the symbol “WBX” and WBXWS, respectively. On November 9, 2022, the closing sale price as reported on NYSE of our Class A Shares was $5.18 per share and of our Public Warrants was $0.78 per warrant.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2022.

WALLBOX N.V. THIRD QUARTER 2022 FINANCIAL RESULTS

•	For the three months ended September 30, 2022, Wallbox had revenue of €44.1 million, gross margin of 41.4% and operating loss of €29.9 million

•	As of September 30, 2022, Wallbox had cash and equivalents of €87 million and long-term debt of €36 million

•	During the three months ended September 30, 2022, each reportable segment represented the following percentage of total revenue for that period:
•	North America – 22%
•	Europe – 71%
•	Asia Pacific – 5%
•	Latin America – 2%

•	Wallbox received first orders for Hypernova, its next generation 400kW DC fast charging station.

•	In October 2022, Wallbox opened and began production at its first U.S. manufacturing factory in Arlington, Texas.

•	Wallbox announced a strategic partnership with Fisker Inc. to provide charger and installation services to buyers of Fisker’s upcoming electric vehicles.

•	The Company expanded its Uber partnership into new European markets.

•	Europe’s grant program “Next Generation Funds” awarded approximately €5 million to Wallbox with the intention to further develop fast charging technologies.

INCOME STATEMENT		BALANCE SHEET			OPERATING METRICS
Three Months Ended September 30, 2022 (Unaudited)		As of September 30, 2022 (Unaudited)
(€ in millions)		(€ in millions)
Revenue(1)	€44.1				Units Sold Three Months Ended September 30, 2022	~67,000
		Cash & Equivalents		€87
Gross Margin(2)	41.4%				Headcount As of September 30, 2022	+1,200
		Long-term Debt	(4)	€36
Operating Loss(3)	€29.9				Countries As of September 30, 2022	+113
					2022 Est. Mfg. Capacity	+1,000,000

(1)	Revenue consists of retail sales of charging solutions for EVs, which includes electronic chargers and other services.
(2)	Gross Margin is defined as revenue less changes in inventory, raw materials and other consumables used.
(3)

Operating loss consists of the Company’s revenue and other income less changes in inventories and raw materials and consumables used, employee benefits, other operating expenses and amortization and depreciation.

(4)	Long-term debt includes assumed debt from recent acquisitions and other additional facilities.

Forward-Looking Statements

This Form 6-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this Form 6-K other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements regarding Wallbox’s estimated manufacturing capacity. The words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “”target,” will,” “would” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: Wallbox’s history of operating losses as an early stage company; the adoption and demand for electric vehicles including the success of alternative fuels, changes to rebates, tax credits and the impact of government incentives; Wallbox’s ability to successfully manage its growth; the accuracy of Wallbox’s forecasts and projections including those regarding its market opportunity; competition; risks related to health pandemics including those of COVID-19; losses or disruptions in Wallbox’s supply or manufacturing partners; impacts resulting from the conflict between Russia and Ukraine; risks related to macro-economic conditions and inflation; Wallbox’s reliance on the third-parties outside of its control; risks related to Wallbox’s technology, intellectual property and infrastructure; as well as the other important factors discussed under the caption “Risk Factors” in Wallbox’s Post-Effective Amendment No. 3 to Wallbox’s Registration Statement on Form F-1 (File No. 333-260652) filed on September 28, 2022, as such factors may be updated from time to time in its other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investors Relations section of Wallbox’s website at investors.wallbox.com. Any such forward-looking statements represent management’s estimates as of the date of this Form 6-K. Any forward-looking statement that Wallbox makes in this Form 6-K speaks only as of the date of such statement. Except as required by law, Wallbox disclaims any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.